July 18, 1997

Contacts:
Mark L. Pulaski                                   Donald F.  Holt
Senior Executive Vice President                   Senior Vice President
Chief Financial Officer                           Corporate Controller
(717) 231-5702                                    (717) 231-5704


              KEYSTONE FINANCIAL REPORTS SECOND QUARTER RESULTS

HARRISBURG, PA, July 18--Keystone Financial, Inc.,(Keystone)(NASDAQ,NM:KSTN), the fourth largest bank holding company headquartered in Pennsylvania, today reported operating results for the second quarter and six months ended June 30, 1997.

During the second quarter, Keystone completed the mergers of Financial Trust Corporation, (Financial Trust) and First Financial Corporation of Western Maryland, (First Financial). The merger of Financial Trust, which was consummated on May 30, 1997, was accounted for under the pooling of interests method of accounting and as such, all prior period information has been restated to include Financial Trust. The merger of First Financial, which was consummated on May 29, 1997, was accounted for under the purchase method of accounting.

Second quarter net income was $14,982,000, or 29 cents per share, compared to $22,769,000, or 43 cents per share for the same period last year. Results for the second quarter included the impact of the previously announced special charges associated with the merger of Financial Trust. These charges,  which  totaled  $11.4  million, included  the  estimated expenses for
professional   services,   employment matters, system conversions and
occupancy and equipment. Additionally, approximately $500,000 of investment securities losses were incurred as a result of post-consummation portfolio restructuring. Together, these items reduced quarterly net income by $8.6 million or 17 cents per share.

Net income for the six months was $37,753,000, or 73 cents per share versus $44,430,000, or 85 cents per share for the comparable period of the prior year. At the close of the first six months of 1997, return on average assets was 1.17% and return on average equity was 11.73%. Excluding the impact of the special charges and investment securities losses taken during the second quarter, return on average assets was 1.44% and return on average equity was 14.35% for the first six months of 1997 versus 1.45% and 14.23%, respectively for the same period in 1996.

Assets at the close of the second quarter were $6,880,835,000, an 11 percent gain from $6,208,952,000 at the end of the second quarter of 1996. Deposits grew to $5,311,487,000 from $5,023,455,000 at the end of the first six months of 1996, and loans increased to $4,592,755,000 from $4,155,048,000 during the same period in 1996.

"We are pleased with our achievements during the quarter, including the completion of the mergers of both Financial Trust and First Financial, which together added over $1.5 billion in assets and significantly increased our customer base in central Pennsylvania and Maryland," Carl L. Campbell, president and chief executive officer commented. "The strength of our core operating results and the planned integration of our new partners, including anticipated operating efficiencies, cause us to be optimistic about the future," he concluded.

Keystone Financial, has nine member banks -- American Trust Bank, N.A., Cumberland, MD; Chambersburg Trust Company, Chambersburg, PA; Financial Trust Company, Carlisle, PA; First National Bank and Trust Co., Waynesboro, PA;
Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA-- which together operate 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., West Conshohocken, PA, a company providing investment management services; as well as other divisions including Keystone Dealer Finance Center, Williamsport, PA, and KeyCall Phone Banking Center, Cumberland, MD.


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